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                                  EXHIBIT 11.0

                           CONTROL DATA SYSTEMS, INC.
                    Computation of Earnings Per Common Share
                  (Dollars in thousands, except per share data)

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                                            Three Months Ended
                                          March 31,    March 31,
                                            1997         1996

Net earnings applicable to
  common shares:
    Net earnings                         $  16,600     $  2,878

Primary:
  Shares for common and common share
  equivalent earnings per share (1):
    Weighted average number of
      common shares outstanding         13,208,026   13,130,885
    Dilutive effect of outstanding
      stock options and warrants           742,124    1,156,463

                                        13,950,150   14,287,348

Net earnings per common share
  and common share equivalents          $     1.19   $     0.20

Fully Diluted:
  Shares for common and common share
  equivalent earnings per share (2):
    Weighted average number of
      common shares outstanding         13,208,026   13,130,885
    Dilutive effect of outstanding
      stock options and warrants           742,124    1,178,848

                                        13,950,150   14,309,733

Net earnings per common share
  and common share equivalents          $     1.19   $     0.20

(1) Outstanding stock options, warrants, and shares issuable under employee stock purchase plans are converted to common share equivalents by the treasury stock method using the average market price of the Company's shares during each period.

(2) Outstanding stock options, warrants, and shares issuable under employee stock purchase plans are converted to common share equivalents by the treasury stock method using the greater of the average market price or the period-end market price of the Company's shares during each period.
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